Exhibit 99.1

Fred's Declares a Special Dividend in Addition to Its Regular Quarterly Dividend

MEMPHIS, Tenn.--(BUSINESS WIRE)--November 19, 2012--Fred's, Inc. (NASDAQ: FRED) today announced that its Board of Directors has declared a special, one-time dividend of $0.19 per share in addition to the Company's regular quarterly cash dividend of $0.06 per share. The combined $0.25 amount is payable on December 17, 2012, to shareholders of record as of December 3, 2012.

Commenting on the announcement, Michael J. Hayes, Chairman of the Board of Directors, said, "We are pleased to announce both our regular quarterly dividend as well as the special dividend as we continue to execute our ongoing plans to enhance shareholder value through increased dividends and opportunistic share repurchases. In these uncertain times, both market oriented and politically shaped, our Board deemed a special dividend to be a good use of capital. This decision took into consideration the uncertainty of future tax treatment, the Company's strong cash flow, capital needs associated with our ongoing expansion plans, and the ample resources we have to execute our strategic plan."

Currently, Fred's, Inc. operates 708 discount general merchandise stores, including 21 franchised Fred's stores, in the southeastern United States. For more information about the Company, visit Fred's website at www.fredsinc.com.

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Executive Vice President and Chief Financial Officer